Exhibit 10.31

FORM OF TIME-VESTED
RESTRICTED STOCK AWARD

____________, 20___

[Name]

[Street]

[City, State]

Dear [Employee’s Name]:

Ruddick Corporation (the “Company”) has designated you to be a recipient of shares of common stock of the Company, par value $.01 per share (the “Company Stock”), subject to the restrictions and other terms set forth in this letter agreement (the “Agreement”) and in the Ruddick Corporation 2011 Incentive Compensation Plan (the “Plan”).

The grant of these shares is made pursuant to the Plan.  The Plan is administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company.  The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control.  Any capitalized terms used in this Agreement that are not otherwise defined have the meaning set forth in the Plan.  A copy of the Plan is available in Appendix A to the 2010 Ruddick Annual Report and Proxy Statement which may be found on the Company’s website at www.ruddickcorp.com.

1.

Grant.  Pursuant to the Plan, the Committee granted you on ____________ (the “Grant Date”) the number of shares of Company Stock (the “Restricted Stock”) indicated on the Plan award notice provided by the Plan administrator, which such Plan award notice is incorporated by reference herein.  The Restricted Stock is subject to vesting restrictions as set forth below.  Until these restrictions lapse, the shares of Restricted Stock are forfeitable and nontransferable.

2.

Vesting Restrictions.

(a)

The Restricted Stock shall vest, in _____ equal annual installments on each anniversary of the Grant Date, commencing on the _____ anniversary of the Grant Date, and continuing _____ thereafter until fully vested (each such anniversary, a “Vesting Date”).

(b)

Unless one of the events in Section 2(c) or Section 2(d) occurs, you must be continuously employed by the Employer from the Grant Date until the applicable Vesting Date in order to vest in your Restricted Stock.  Absent a Change in Control as described in Section 2(d), if your employment with the Employer terminates prior to the applicable Vesting Date for any reason other than due to one of the events described in Section 2(c)(i), you will forfeit all rights to your unvested Restricted Stock at that time, even if you return to active employment with the Employer prior to the applicable Vesting Date.

(c)

You will become immediately vested in 100% of your Restricted Stock if, prior to the Vesting Date, one of the following events occurs:

(i)

your employment with the Employer terminates due to your Retirement (as defined below), death or Disability, or

(ii)

the Company experiences a Change in Control.

“Retirement” means your retirement, in accordance with the provisions of the Ruddick Retirement and Savings Plan or the Ruddick Corporation Employees’ Pension Plan in which you were a participant on the date of termination of employment, at the normal retirement date under such retirement plan, or if such date is not so determinable, then at or after your attainment of age 65.  The Committee shall have absolute and uncontrolled discretion to determine whether any other termination of your employment is to be considered as Retirement for the purposes of this Agreement and whether an authorized leave of absence or absence on military or government service or otherwise shall constitute a termination of employment for the purposes of this Agreement.

(d)

Notwithstanding the above, you will become immediately vested in __% of your unvested Restricted Stock upon your attaining age 65 while employed by the Employer from the Grant Date until the date on which you attain age 65.  For purposes of clarity, you will vest in __% of each unvested tranche of unvested Restricted Stock and the remainder of those unvested shares of Restricted Stock will continue to vest according to the schedule set forth in Section 2(a).  For example, if you have __ unvested shares of Restricted Stock that will vest annually in three tranches of __ in years 2012 through 2014, and you attain age 65 in 2012, (i) you will vest in __ shares of Restricted Stock from each unvested tranche (__ in the aggregate) upon attaining age 65, and (ii) the remaining __ unvested shares of Restricted Stock in each tranche will continue to vest annually on the Grant Date anniversary in years 2012 through 2014.

3.

Dividends.  During the period beginning with the Grant Date and ending with the Vesting Date (or the earlier forfeiture of your Restricted Stock), you will have the right to receive dividends on the Restricted Stock to the extent dividends are paid by the Company on its authorized and issued shares of Company Stock to its stockholders of record.  These dividends, if any, will be paid at the same rate and at the same time as such dividends are paid by the Company on its authorized and issued shares.

4.

Power of Attorney.  You hereby appoint each of the officers of the Company as your attorney in fact, with full power of substitution, and authorize him or her to provide instructions to the Company’s registrar and transfer agent for Company Stock as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement and the Plan, including, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the registrar and transfer agent of the forfeiture of such shares, together with instructions to cancel the shares forfeited.  The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact under the terms of the Plan and this Agreement.

5.

Book Entry Form; Delivery of Shares.  The Company shall, as soon as administratively feasible after the Grant Date, direct the Plan administrator to make a book entry record showing ownership for the Restricted Stock in your name, subject to the terms and conditions of the Plan and this Agreement.  As soon as practicable following the date on which the Restricted Stock becomes nonforfeitable and fully transferable pursuant to Section 2 above, the Company will issue appropriate instructions  to that effect to the transfer agent for Company Stock.

6.

Rights as a Stockholder.  Subject to the provisions of this Agreement, including Section 7 herein, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Stock awarded to you under this Agreement from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends or other distributions paid thereon, as provided in Section 3.

7.

Transfer Restrictions.  You may not sell, assign, transfer, pledge, hypothecate or encumber your Restricted Stock under this Agreement prior to the time such Restricted Stock becomes vested in accordance with this Agreement.

8.

Fractional Shares.  A fractional share of Company Stock will not be issued and any fractional shares will be disregarded.

9.

Adjustments.  If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of your unvested Restricted Stock shall be proportionately adjusted by the Committee, whose determination shall be binding.

10.

Notices.  Any notice to be given under the terms of this letter shall be addressed to Ruddick Corporation, Attn. Secretary, 301 South Tryon Street, Suite 1800, Charlotte, NC 28202.  Any notice to be given to you shall be given to you and shall be addressed to you at your last known address at the time notice is sent.  Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

11.

Section 83(b) Election Not to Defer Income From Restricted Stock.  You may

make an election pursuant to Section 83(b) of the Code not to defer income with respect to your Restricted Stock.  If you would like a copy of the election under Code Section 83(b) form and instructions that you may use to make this election, please contact Merrill Lynch (The Rutherford Group) at 877-377-2148.  The Company does not make any representations respecting the tax treatment of making an election under Section 83(b) of the Code.  You should consult your tax and financial advisors to explain your personal consequences before deciding whether or not to make this decision.

12.

Applicable Withholding Taxes.

(a)

No Restricted Stock that has become vested and fully transferable pursuant to Section 2 above shall be delivered to you until you have paid to the Company the amount that must be withheld with respect to those shares of Restricted Stock under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or you and the Company have made satisfactory arrangements for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, you may have the Company retain that number of  shares of Restricted Stock (valued at the average of the high and low selling price of the Company’s common stock on the delivery date) that would satisfy the Applicable Withholding Taxes.

(b)

The Company shall withhold Applicable Withholding Taxes with respect to dividends directly from the amount of such dividends payable pursuant to Section 3.

13.

Applicable Securities Laws.  The Company may delay delivery of Restricted Stock that has become vested and fully transferable pursuant to Section 2 above until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company’s counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. Additionally, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.

14.

Acceptance of Restricted Stock.  By accepting any of the benefits of this award, you indicate your acceptance of any Restricted Stock to which you may become entitled and your agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you.  You also hereby acknowledge receipt of a copy of the Plan via its availability on the Company’s website and agree to all of the terms and conditions of the Plan, as it may be amended from time to time.

15.

Compliance with Section 409A of the Code.  It is intended that this Agreement is exempt from the requirements of Section 409A of the Code and Treasury Regulations thereunder (“Section 409A”) and this Agreement will be interpreted and operated consistently with that intent.  The Company has the authority to amend this Agreement to the extent necessary (including retroactively) in order to preserve its exemption from said Section 409A.  Neither the Company, its subsidiaries and affiliates, nor any directors, officers or employees thereof shall be liable for any taxes, penalties, fines or interest payments you incur as a result of a failure to comply with the requirements of Section 409A.